Exhibit 4

CONSOLIDATED EDISON, INC.

NOTE ASSUMPTION AND EXCHANGE AGREEMENT

Dated as of June 20, 2008

providing for the assumption by Consolidated Edison, Inc. of

Senior Secured Notes due 2022 of Hawkeye Funding, Limited

Partnership in exchange for Senior Unsecured Notes due 2022

of Consolidated Edison, Inc.

	4.9.	Other Hawkeye Noteholders; Cancellation of Hawkeye Notes	17
	4.10.	Surrender and Cancellation of CEI Note	17

5.	[INTENTIONALLY OMITTED]		17

6.	[INTENTIONALLY OMITTED]		17

7.	PAYMENT, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT OF THE NOTES		17

	7.1.	Place of Payment	17
	7.2.	Home Office Payment	17
	7.3.	Registration of Notes	18
	7.4.	Transfer and Exchange of Notes	18
	7.5.	Replacement of Notes	18

8.	PREPAYMENT OF THE NOTES		19

	8.1.	Required Prepayments on Note Payment Dates	19
	8.2.	Optional Prepayment of Notes	19
	8.3.	Notice of Prepayment	20
	8.4.	Maturity; Surrender, Etc.	20
	8.5.	Selection of Notes for Prepayment	20
	8.6.	Purchase of Notes	21
	8.7.	Make-Whole Premium	21

9.	AFFIRMATIVE COVENANTS		22

	9.1.	Ownership of Core Electricity Distribution Business	22
	9.2.	[Intentionally Omitted]	22
	9.3.	Financial Information	22
	9.4.	[Intentionally Omitted]	24
	9.5.	Inspection	24
	9.6.	Compliance with Laws	25
	9.7.	Priority of Obligations	25
	9.8.	Maintenance of Properties	25
	9.9.	Payment of Taxes and Claims	25
	9.10.	Corporate Existence, Etc.	26
	9.11.	Transaction Expenses, Etc.	26
	9.12.	Confirmation of Indemnification and Guaranty Obligations	27

10.	NEGATIVE COVENANTS		27

	10.1.	Mergers and Consolidations	27
	10.2.	Consolidated Debt to Consolidated Capital	28

11.	DEFAULTS; REMEDIES		28

	11.1.	Events of Default	28
	11.2.	Default Remedies	30
	11.3.	Notice of Default	31

12.	INTERPRETATION OF THIS AGREEMENT		31

	12.1.	Terms Defined	31

13.	MISCELLANEOUS		37

	13.1.	Notices	37
	13.2.	Severability	38
	13.3.	Survival	38
	13.4.	Successors and Assigns	38
	13.5.	Amendment and Waiver	38
	13.6.	Jurisdiction and Process; Waiver of Jury Trial	39
	13.7.	Governing Law	40
	13.8.	Counterparts	40
	13.9.	Confidentiality	40

SCHEDULE I	-	Hawkeye Noteholder Information
EXHIBIT A	-	Form of Note
EXHIBIT B-1	-	Form of Opinion of special counsel for the Company pursuant to Section 13(c)(v)(z) of the Hawkeye Note Purchase Agreements
EXHIBIT B-2	-	Form of Opinion of special counsel for the Company and the Lessee
EXHIBIT B-3	-	Form of Opinion of the general counsel for the Company
EXHIBIT B-4	-	Form of Opinion of internal counsel for the Lessee
EXHIBIT B-5	-	Form of Opinion of counsel for the Trustee
EXHIBIT B-6	-	Form of Opinion of special counsel for Hawkeye and ML Leasing
EXHIBIT B-7	-	Form of Opinion of special counsel for the Hawkeye Noteholders
EXHIBIT C	-	Form of Omnibus Assignment and Assumption Agreement
EXHIBIT D	-	Form of Quitclaim Deed
EXHIBIT E	-	Form of Bill of Sale
EXHIBIT F	-	Form of Release Deed (re the Mortgage, Assignment of Rents, Security Agreement and Fixture Filing and the Subordination, Non-Disturbance and Attornment Agreement)
EXHIBIT G	-	Form of Master Termination Agreement
EXHIBIT H	-	Form of Termination of Notice of Lease
EXHIBIT I	-	Form of Indemnity Letter

SCHEDULE 3.5	-	Organization and Ownership of Shares of Material Subsidiaries
SCHEDULE 3.7	-	Changes
SCHEDULE 3.11	-	Taxes
SCHEDULE 8.1	-	Amortization Schedule

CONSOLIDATED EDISON, INC.

4 Irving Place

New York, New York 10003

Re:        8.71% Senior Unsecured Notes due 2022

as of June 20, 2008

TO THE SEVERAL HAWKEYE

NOTEHOLDERS WHOSE NAMES APPEAR IN

THE ACCEPTANCE FORM AT THE END

HEREOF

Ladies and Gentlemen:

Consolidated Edison, Inc. (the “Company”), a New York corporation, hereby agrees with you (sometimes individually a “Hawkeye Noteholder” and collectively the “Hawkeye Noteholders”) as follows:

BACKGROUND

Hawkeye Funding, Limited Partnership, a Delaware limited partnership (“Hawkeye”) formed by Hawkeye Funding, Inc., a Delaware corporation, has heretofore issued and sold $340,971,000 aggregate principal amount of its 8.71% Senior Secured Notes due 2022 (the “Hawkeye Notes”) pursuant to the several Note Purchase Agreements dated as of November 14, 2000, as heretofore supplemented and amended, entered into by Hawkeye with the institutional investors listed in Schedule I thereto (said Note Purchase Agreements as so supplemented and amended are called the “Hawkeye Note Purchase Agreements”). The Hawkeye Notes remain outstanding in the principal amounts set forth opposite each Hawkeye Noteholder’s name on Schedule I hereof and in an aggregate principal amount equal to $326,287,886.85.

Hawkeye used the proceeds from the sale of the Hawkeye Notes to construct and equip a generating facility consisting of two GE Frame 7FA gas-fired combustion turbine generators (with an aggregate generating capacity of approximately 525 megawatts), two heat recovery steam generators, one steam turbine generator and ancillary equipment (said generating facility, together with all improvements and equipment constructed pursuant to the EPC Contract and the Agreement for Lease respectively referred to below, and any replacements thereof, are collectively called the “Facility”). The Facility is located on approximately 23 acres of land in the Town of Newington, Rockingham County, New Hampshire, more particularly described in Exhibit A to the Mortgage referred to below (the “Site”). Hawkeye acquired fee title to the Site pursuant to (i) the Warranty Deed dated May 23, 2000, from Mareld Company, Inc., Cameron Real Estate, Inc. and Fuel Storage Corporation, as grantors, to Hawkeye, as grantee, and (ii) the Warranty Deed, dated August 4, 2000, from Northeast Medical Properties, Inc., as grantor, to Hawkeye, as grantee (collectively, the “Deeds”). The Facility, the Site, and the related easements and other rights and appurtenances are collectively called the “Project”.

The Facility was constructed pursuant to the EPC Contract, entered into by Hawkeye with Duke/Fluor Daniel, a North Carolina partnership (“Fluor Daniel”). Fluor Corporation and Duke Energy Capital guaranteed the obligations of Fluor Daniel under the EPC Contract pursuant to the EPC Guaranty referred to in the Agreement for Lease. Newington Energy, L.L.C., a Delaware limited liability company (the “Lessee”), and General Electric International, Inc., a Delaware corporation (“GEI”), entered into an Operation and Maintenance Agreement dated as of December 20, 1999 (the “O&M Agreement”) in respect of the Facility, and General Electric Company guaranteed the obligations of GEI under the O&M Agreement pursuant to the GE Guaranty referred to in the Agreement for Lease. Such EPC Contract, the EPC Guaranty, the O&M Agreement, the GE Guaranty and other agreements (defined in the Agreement for Lease and the Lease as Project Contracts) are collectively referred to herein as the “Project Contracts”.

In connection with the issuance and sale of the Hawkeye Notes: (i) Hawkeye and Newington Energy, L.L.C. (the “Lessee”) entered into an Agreement for Lease dated as of November 14, 2000, as heretofore supplemented and amended (as so supplemented and amended and as further supplemented and amended as hereinafter provided the “Agreement for Lease”), pursuant to which the Lessee undertook, among other things, to construct and equip the Facility on behalf of Hawkeye and to lease the Project pursuant to the Lease referred to below; (ii) Hawkeye and the Lessee entered into a Lease Agreement dated as of November 14, 2000, as heretofore supplemented and amended (as so supplemented and amended and as further supplemented and amended as hereinafter provided the “Lease”), pursuant to which the Lessee has leased the Project from Hawkeye commencing on December 9, 2002; and (iii) the Lessee and Hawkeye entered into a Pledge Agreement dated as of November 14, 2000 as heretofore supplemented and amended (as so supplemented and amended and as further supplemented and amended as hereinafter provided the “Pledge Agreement”), pursuant to which the Lessee pledged and created a security interest in all of the Lessee’s right, title and interest in and to the Collateral (as defined in the Pledge Agreement) described therein (including, without limitation, certain Project Contracts, certain Governmental Actions and Permits, the designs, plans and specifications relating to the Project owned by the Lessee and certain insurance, indemnity, warranty and guaranty proceeds) as security for the Lessee’s obligations under the Agreement for Lease and the Lease.

In connection with the issuance and sale of the Hawkeye Notes (i) the Company executed and delivered a Guaranty dated November 14, 2000 (the “Guaranty”), pursuant to which the Company unconditionally guaranteed certain obligations of the Lessee under the Agreement for Lease and the Lease, including without limitation all indemnification obligations of the Lessee in respect of the Project, and (ii) ML Leasing Equipment Corp., a Delaware corporation (“Merrill Leasing”), entered into a letter agreement with Hawkeye dated November 14, 2000, as assigned to Merrill Lynch & Co., Inc., a Delaware corporation (“Merrill”) pursuant to the terms of that certain Assignment and Assumption Agreement dated as of September 21, 2005 between Merrill Leasing and Merrill (as assigned and amended to date, the “Merrill Shortfall Agreement”), pursuant to which Merrill agreed to pay Hawkeye certain amounts in connection with a shortfall of proceeds from the sale or deemed sale of the Project in certain circumstances.

Hawkeye and the Company also agreed that Hawkeye could from time to time make loans to the Company from the proceeds of the issuance of the Hawkeye Notes to the extent such proceeds were not used to make Advances under the Agreement for Lease or to pay Project Costs or other Financing Costs (as such terms are defined in the Agreement for Lease), which loans were evidenced by that certain Promissory Note dated November 16, 2000 from the Company to Hawkeye (the “CEI Note”). As of the date hereof, no amounts are outstanding under the CEI Note.

The Hawkeye Notes are secured by an Indenture of Trust, Security Agreement and Collateral Assignment of Contracts dated as of November 14, 2000, as heretofore supplemented and amended (as so supplemented and amended the “Collateral Indenture”), from Hawkeye to The Bank of New York, as collateral trustee for the holders from time to time of the Hawkeye Notes (the “Trustee”), covering, among other things, Hawkeye’s right, title and interest in and to the Facility, the Agreement for Lease, the Lease, the Operating Account, the CEI Note, the Guaranty, the Merrill Shortfall Agreement, the Pledge Agreement, the Project Contracts and other Collateral (as defined in the Collateral Indenture). The Hawkeye Notes are also secured by a Mortgage, Assignment of Rents, Security Agreement and Fixture Filing from Hawkeye to the Trustee, as Mortgagee, dated as of November 14, 2000, as heretofore supplemented and amended (as so supplemented and amended, the “Mortgage”), covering, among other things, Hawkeye’s right, title and interest in and to the Facility and the Site.

Pursuant to Section 13(a) of the Lease, the Lessee delivered to Hawkeye a notice dated March 20, 2008 (the “Purchase Option Notice”) informing Hawkeye of its intent to purchase the Project as a whole for an amount equal to its Adjusted Acquisition Cost on the Basic Rent Payment Date occurring on June 20, 2008 (the “Purchase”). In connection with the Purchase, Hawkeye and the Lessee intend to terminate the Agreement for Lease, the Lease, the Pledge Agreement, the Merrill Shortfall Agreement, the CEI Note, the Guaranty, the Collateral Indenture, the Mortgage and certain ancillary documents delivered by Hawkeye, the Lessee, the Company, Merrill Leasing and the Trustee in connection with the Lease and the Hawkeye Note Purchase Agreements.

Pursuant to Section 13(a) of the Lease and Section 13(a) of the Hawkeye Note Purchase Agreements, the Lessee and the Company have elected to effect the Purchase Option Assumption (as defined therein), pursuant to which the purchase price for the Lessee’s Purchase of the Project will be paid through a combination of (i) cash and (ii) the assumption by the Company of each of the outstanding Hawkeye Notes. The Lessee and the Company provided notice of such election to Hawkeye pursuant to a notice dated May 1, 2008, a copy of which Hawkeye included in its Purchase Option Assumption Notice (as defined in Section 13(a) of the Hawkeye Note Purchase Agreements) dated May 6, 2008, previously delivered by the Trustee to each of the Hawkeye Noteholders.

The Company now proposes that the Lessee acquire the Project from Hawkeye and the Company assume the obligations of Hawkeye under the Hawkeye Notes and the Hawkeye Note Purchase Agreements. In connection therewith the Company also proposes to (i) amend and restate the Hawkeye Note Purchase Agreements in their entirety and to combine the Hawkeye Note Purchase Agreements as so amended and restated into one Note Assumption and Exchange Agreement, all pursuant to this Agreement, (ii) terminate the Collateral Indenture, the Agreement for Lease, the Lease, the Pledge Agreement, the CEI Note, the Guaranty, the Consent and Agreement of the Company, the Consent and Agreement of the Lessee, the Consent and Agreement of Merrill Leasing, the Management Agreement dated as of November 14, 2000, between Hawkeye and Merrill Leasing and the Reimbursement Agreement, dated as of November 14, 2000, among Hawkeye, as lessor, the Lessee, as lessee, and Merrill Leasing. The Company and Hawkeye also propose that, concurrently with such assumption, Hawkeye, Merrill Leasing and Merrill be released from their respective obligations under the Hawkeye Note Purchase Agreements, the Collateral Indenture, the other Finance Documents (as defined in the Hawkeye Note Purchase Agreements) to which they are party and the Subordination, Non-Disturbance and Attornment Agreement dated as of November 20, 2000, as the same has been amended from time to time, by and among the Lessee, Hawkeye and the Trustee (as amended, the “SNDA”).

1.	ASSUMPTION AND EXCHANGE OF NOTES, ETC.

1.1.	Assumption of Hawkeye Notes; Authorization of Notes, Etc.

The Company and the Noteholders agree to amend and restate the Hawkeye Note Purchase Agreements in their entirety and to combine the Hawkeye Note Purchase Agreements as so amended and restated into one Note Assumption and Exchange Agreement, all pursuant to this Agreement. The Company hereby unconditionally and expressly assumes the due and punctual payment of the unpaid principal of and premium, if any, and interest and all other amounts on all of the Hawkeye Notes and the due and punctual performance of all obligations of Hawkeye under the Hawkeye Note Purchase Agreements, as amended and restated by this Agreement. The Company agrees to perform and observe each and every one of the covenants, rights, promises, agreements, terms, conditions, obligations, duties and liabilities of Hawkeye under and in respect of the Hawkeye Notes and the Hawkeye Note Purchase Agreements, as so amended and restated, and under any other documents, instruments or agreements executed and delivered or furnished in connection therewith.

In furtherance of the foregoing, and in order to evidence the indebtedness assumed hereunder by the Company as currently evidenced by the Hawkeye Notes, the Company has duly authorized an issue of $326,287,886.85 aggregate principal amount of its Senior Unsecured Notes, which Notes shall be substantially in the form of Exhibit A.

As used herein the term “Notes” means all notes originally issued and delivered pursuant to this Agreement and the term “Hawkeye Notes” means all notes originally delivered under the Hawkeye Note Purchase Agreements, and each such term includes all notes delivered in substitution or exchange for any of such notes and, where applicable, includes the singular number as well as the plural; and the terms “Note,” and “Hawkeye Note,” mean one of the Notes or Hawkeye Notes, as applicable.

1.2.	Exchange of Notes; the Closing.

Subject to the terms of this Agreement and in furtherance of the Company’s assumption of the Hawkeye Notes, the Company hereby agrees to deliver to you Notes in the aggregate principal amount or amounts set forth opposite your name in Schedule I hereto, upon surrender by you in exchange therefor of Hawkeye Notes in the same unpaid principal amount or amounts as set forth opposite your name in Schedule I.

The closing of the assumption and surrender of the Hawkeye Notes and the delivery of Notes in exchange therefor under this Agreement will be held at the office of Winston & Strawn LLP, 200 Park Avenue, New York, NY 10166, at 10:00 A.M. at a closing (the “Closing”). The Closing will be on June 20, 2008. At the Closing the Company will deliver to you one or more Notes, registered in your name or the name of your nominee, in any denominations (integral multiples of $100,000 or, if less, in the amount of the unpaid principal of the corresponding Hawkeye Note), in the aggregate principal amount or amounts to be acquired by you, all as you may specify by timely notice to the Company (or, in the absence of such notice, one Note for each Hawkeye Note being surrendered by you, registered in the same name as such Hawkeye Note), duly executed and dated December 30, 2007 (the most recent interest payment date on the Hawkeye Notes), against surrender of the Hawkeye Notes to be exchanged by you.

If at the Closing the Company shall fail to tender the Notes to be delivered to you as provided in this Section 1.2, or any of the conditions specified in Section 4 hereof shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

2.	HAWKEYE NOTEHOLDER REPRESENTATIONS AND CONSENTS.

2.1.	Acquisition for Investment.

You severally represent that you are acquiring Notes in exchange for your Hawkeye Notes at the Closing for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. Your exchange of your Hawkeye Notes for the Notes at the Closing will constitute your confirmation of such representation.

You also severally represent that in connection with your acquisition of Notes in exchange for Hawkeye Notes you have had an opportunity to request and obtain such information as you have required regarding the Company.

2.2.	Source of Funds.

You severally represent that at least one of the following statements is an accurate representation as to each source of the Hawkeye Notes (a “Source”) to be surrendered by you in exchange for the Notes to be acquired by you hereunder:

(a) the Source is an “insurance company general account,” as such term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60 in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of PTE 911-38 and, except as you have disclosed to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company and the Lessee in writing pursuant to this clause (c); or

(d) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in

Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source is a governmental plan; or

(f) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company or the Lessee in writing pursuant to this clause (f); or

(g) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 2.2, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

2.3.	Ownership of Hawkeye Notes.

You severally represent to the Company that you are the beneficial owner of Hawkeye Notes in the unpaid principal amount or amounts set forth opposite your name in Schedule I hereto and you have received all principal and interest payments due on account of such Hawkeye Notes up to and including December 30, 2007.

2.4.	Consent and Release.

Subject to the satisfaction of the conditions to its obligation to surrender Hawkeye Notes in exchange for Notes at the Closing as hereinafter provided, each Hawkeye Noteholder severally (i) consents to, and approves the terms of, the Omnibus Assignment and Assumption Agreement, the Master Termination Agreement and the Release Deed and (ii) instructs the Trustee to execute and deliver such instruments and documents in connection with any of the transactions described herein as may be required or contemplated for the Closing by this Agreement. Each Hawkeye Noteholder’s surrender of its respective Hawkeye Notes at the Closing in exchange for Notes shall be deemed to constitute such Hawkeye Noteholder’s release of Hawkeye from all of its duties and obligations under the Hawkeye Note Purchase Agreements and the Hawkeye Notes so surrendered.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

3.1.	Corporate Matters.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to so qualify would not materially impair the ability of the Company to perform its obligations under this Agreement, the Notes and the Indemnity Letter.

3.2.	Corporate Power.

The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Notes and the Indemnity Letter and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, the Notes and the Indemnity Letter.

3.3.	Authorization, Etc.

This Agreement, the Notes and the Indemnity Letter have been duly authorized by all necessary corporate and shareholder action on the part of the Company, and this Agreement, each of the Notes and the Indemnity Letter constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4.	[Intentionally Omitted]

3.5.	Organization and Ownership of Shares of Material Subsidiaries.

(a) Schedule 3.5 to this Agreement contains on the date hereof complete and correct lists of (i) the Material Subsidiaries, showing, as to each such Material Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary of the Company and (ii) the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary shown in Schedule 3.5 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 3.5).

(c) Each Material Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (i) the ability of the Company to perform its obligations under this Agreement in a timely manner, (ii) the business, assets, properties, financial condition, operations or prospects of the Company, or (iii) the rights or interests of the Noteholders under this Agreement. Each such Material Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) As of the date hereof, no Material Subsidiary is a party to or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 3.5 and customary limitations imposed by corporate law statutes and applicable regulatory requirements, including without limitation the Energy Policy Act of 2005, as amended, and similar provisions of state and local law) restricting the ability of such Material Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock of such Material Subsidiary.

3.6.	Financial Statements.

The Company has furnished to you copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2007 and (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. The consolidated financial statements of the Company contained in such documents (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Consolidated Subsidiaries as of the respective dates of such financial statements and the consolidated results of their operations and cash flows for the respective periods of such financial statements and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements.

3.7.	Changes.

Except as disclosed in public filings made by the Company with the SEC after the date of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and prior to the date hereof, copies of which are attached as Schedule 3.7, since December 31, 2007, there has been (i) no material adverse change in the business, assets, properties, revenues, financial condition, operations or prospects of the Company or any Material Subsidiary, and (ii) no change that individually or in the aggregate could reasonably be expected to have a material adverse effect on (a) the ability of the Company to perform its obligations under this Agreement, the Notes and the Indemnity Letter in a timely manner, (b) the business, assets, properties, financial condition, operations or prospects of the Company or any Material Subsidiary, or (c) the rights or interests of the Noteholders under this Agreement, the Notes or the Indemnity Letter.

3.8.	Compliance with Law, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement, the Notes and the Indemnity Letter will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any of its Subsidiaries is bound or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any of its Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any of its Subsidiaries.

3.9.	Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes or the Indemnity Letter.

3.10.	Litigation; Observance of Agreements; Statutes and Orders.

(a) Except as disclosed in public filings made by the Company with the SEC after the date of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and prior to the date hereof, copies of which are attached as Schedule 3.7 (including the consolidated financial statements incorporated therein by reference), since December 31, 2007, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority, which, if adversely determined, could reasonably be expected to have a material adverse effect on (i) the ability of the Company to perform its obligations under this Agreement, the Notes or the Indemnity Letter, (ii) the business, assets, properties, financial condition, operations or prospects of the Company, or (iii) the rights or interests of the Noteholders under this Agreement, the Notes or the Indemnity Letter.

(b) Neither the Company nor any of its Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to it, or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Requirements) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (i) the ability of the Company to perform its obligations under this Agreement, the Notes or the Indemnity Letter, (ii) the business, assets, properties, financial condition, operations or prospects of the Company, or (iii) the rights or interests of the Noteholders under this Agreement, the Notes or the Indemnity Letter.

3.11.	Taxes.

Except as disclosed in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (including the consolidated financial statements incorporated therein by reference), (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended

March 31, 2008 (including the consolidated financial statements incorporated therein by reference), and (iii) filings made by the Company with the SEC after the date of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and prior to the date hereof, copies of which are attached as Schedule 3.11, the Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the nonpayment of which could not, individually or in the aggregate, be expected to have a material adverse effect on (i) the ability of the Company to perform its obligations under this Agreement, the Notes and the Indemnity Letter, (ii) the business, assets, properties, financial condition, operations or prospects of the Company, or (iii) the rights or interests of the Noteholders under this Agreement, the Notes or the Indemnity Letter; or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or any of its Subsidiaries, as the case may be, has established adequate reserves in accordance with GAAP.

3.12.	Title to Properties; Leases.

The Company and its Material Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material to their respective businesses, including all such properties reflected in the most recent audited balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 or purported to have been acquired by the Company or any Material Subsidiary after the date of such balance sheet (except as sold or otherwise disposed of (i) in the ordinary course of business, (ii) in the manner disclosed on Form 8-K dated May 8, 2008 filed by the Company with the SEC or (iii) in the manner disclosed on Form 8-K dated December 10, 2007 filed by the Company with the SEC). All leases of the Company and its Material Subsidiaries that individually or in the aggregate are Material to their respective businesses are valid and subsisting and are in full force and effect in all material respects.

3.13.	Licenses, Permits, Etc.

(a) The Company and its Material Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, proprietary software, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) No product of the Company or any Material Subsidiary infringes in any Material respect on any license, permit, franchise, authorization, patent, proprietary software, copyright, service mark, trademark, trade name or other right owned by any other Person.

(c) There is no Material violation by any Person of any right of the Company or any of its Material Subsidiaries with respect to any patent, proprietary software, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Material Subsidiaries.

3.14.	Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a material adverse effect on (i) the ability of the Company to perform its obligations under this Agreement, the Notes and the Indemnity Letter, (ii) the business, assets, properties, financial condition, operations or prospects of the Company, or (iii) the rights or interests of the Noteholders under this Agreement, the Notes and the Indemnity Letter. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), other than such liabilities as would not, individually or in the aggregate, be Material, and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not, individually or in the aggregate, be Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and each ERISA Affiliate have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is reflected in the financial statements included in the Annual Report of the Company on Form 10-K, as of the respective dates thereof.

(e) The execution and delivery of this Agreement will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 3.14(e) is made in reliance upon and subject to the accuracy of the representations of the Noteholders in Section 2.2 of this Agreement as to the sources of the funds used to pay the purchase price of the Hawkeye Notes to be surrendered by them in exchange for the Notes hereunder.

3.15.	Private Offering.

Since 2005, neither the Company nor anyone authorized to act on its behalf has offered the Notes or any similar securities for sale or exchange to, or solicited any offer to buy or exchange any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Hawkeye Noteholders. Neither the Company nor anyone authorized to act on its behalf has taken, or will take, any action that would subject the execution and delivery of this Agreement or the issuance or exchange of the Notes to the registration requirements of Section 5 of the Securities Act.

3.16.	Existing Indebtedness.

Neither the Company nor any Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any such Indebtedness of the Company or any Subsidiary that would permit one or more Persons to cause such Indebtedness to become due and payable before its stated maturity, except in each case for any default, event or condition which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on (i) the ability of the Company to perform its obligations under this Agreement, the Notes and the Indemnity Letter, (ii) the business, assets, properties, financial condition, operations or prospects of the Company, or (iii) the rights or interests of the Noteholders under this Agreement, the Notes and the Indemnity Letter.

3.17.	Foreign Assets Control Regulations, Etc.

(a) Neither the exchange of the Hawkeye Notes for the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the exchange of the Hawkeye Notes for the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.18.	No Undisclosed Fees.

The Company has not directly or indirectly, paid or caused to be paid any consideration (as supplemental or additional interest, a fee or otherwise) to any holder of Hawkeye Notes in order to induce such holder to enter into this Agreement, surrender its Hawkeye Notes or give its consent or take any other action in connection with the transactions contemplated hereby, nor has the Company agreed to make any such payment.

3.19.	Potential Default; Event of Default.

After giving effect to the transactions contemplated by this Agreement and each of the other agreements described in Section 4.4 hereof, no Potential Default or Event of Default with respect to the Company shall have occurred.

4.	CONDITIONS TO CLOSING.

Your several obligations to surrender Hawkeye Notes in exchange for Notes to be delivered to you at the Closing shall be subject to the satisfaction of the following conditions precedent:

4.1.	Opinions of Counsel.

You shall have received from

(a) Bingham McCutchen LLP, special counsel for the Company, pursuant to Section 13(c)(v)(z) of the Hawkeye Note Purchase Agreements,

(b) Bingham McCutchen LLP, special counsel for the Company and the Lessee,

(c) Charles E. McTiernan, Jr., Esq., general counsel for the Company,

(d) Andrew Scher, Esq., internal counsel for the Lessee,

(e) Emmet, Marvin & Martin LLP, counsel to the Trustee,

(f) Winston & Strawn LLP, special counsel for Hawkeye and ML Leasing, and

(g) Willkie Farr & Gallagher LLP, your special counsel,

closing opinions, dated the date of the Closing and substantially in the respective forms set forth in Exhibits B-1, B-2, B-3, B-4, B-5, B-6 and B-7 hereto and covering such other matters relating to the transactions contemplated hereby as you may reasonably request.

4.2.	[Intentionally Omitted]

4.3.	Officer’s Certificates.

(a) Hawkeye Certificate. The representations and warranties of Hawkeye contained in the Omnibus Assignment and Assumption Agreement are true in all material respects as of the date of the Closing; no Potential Default or Event of Default under the Hawkeye Note Purchase Agreements shall exist on the part of Hawkeye and Hawkeye shall have performed and complied in all material respects with all agreements and conditions contained in the Omnibus Assignment and Assumption Agreement which are required to be performed or complied with by Hawkeye on or before the date of the Closing; and you shall have received an Officer’s Certificate of the General Partner of Hawkeye, dated the date of the Closing, to such effects.

(b) Company Certificate. The representations and warranties of the Company contained in Section 3 hereof and in the Omnibus Assignment and Assumption Agreement are true in all material respects as of the date of the Closing; no Event of Default or Event of Project Termination under the Agreement for Lease or Event of Default under the Lease, as applicable, or Event of Default as defined in Exhibit A to the Guaranty, shall exist on the part of the Company as of the date of the Closing and the Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and in the Omnibus Assignment and Assumption Agreement which are required to be performed or complied with by the Company on or before the date of the Closing; and you shall have received an Officer’s Certificate of the Company, dated the date of the Closing, to such effects.

(c) Lessee Certificate. The representations and warranties of the Lessee contained in Section 4.2 of the Omnibus Assignment and Assumption Agreement are true in all material respects as of the date of the Closing; no Event of Default or Event of Project Termination under the Agreement for Lease or Event of Default under the Lease, as applicable, or Event of Default as defined in Exhibit A to the Guaranty, shall exist on the part of the Lessee as of the date of the Closing and the Lessee shall have performed and complied in all material respects with all agreements and conditions contained in the Omnibus Assignment and Assumption Agreement which are required to be performed or complied with by the Lessee on or before the date of the Closing; and you shall have received an Officer’s Certificate of the Lessee, dated the date of the Closing, to such effects.

4.4.	Execution and Delivery of Documents, Filings.

The following documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect, namely:

(a) the Omnibus Assignment and Assumption Agreement, substantially in the form of Exhibit C hereto (the “Omnibus Assignment and Assumption Agreement”);

(b) the Quitclaim Deed, substantially in the form of Exhibit D hereto (the “Quitclaim Deed”);

(c) the Bill of Sale, substantially in the form of Exhibit E hereto (the “Bill of Sale”);

(d) the Release Deed (re the Mortgage, Assignment of Rents, Security Agreement and Fixture Filing and the SNDA), substantially in the form of Exhibit F hereto (the “Release Deed”);

(e) the Master Termination Agreement, substantially in the form of Exhibit G hereto (the “Master Termination Agreement”);

(f) the Termination of Notice of Lease, substantially in the form of Exhibit H hereto (the “Termination of Notice of Lease”); and

(g) the Indemnity Letter, substantially in the form of Exhibit I hereto (the “Indemnity Letter”).

All necessary releases and termination statements with respect to existing UCC financing statements shall have been done or provided for in order to release or terminate the interests and rights created or intended to be created thereby in respect of the Hawkeye Notes and the Project and all taxes, fees and other charges payable in connection therewith shall have been paid or provided for.

4.5.	Payment of Counsel Fees.

Without limiting the provisions of Section 9.11 hereof, the Company shall have paid on or before the date of the Closing the reasonable fees, charges and disbursements of counsel to Hawkeye and your special counsel referred to in Section 4.1 to the extent reflected in statements of such counsel rendered to the Company on or prior to the date of the Closing.

4.6.	Proceedings Satisfactory.

All proceedings taken in connection with the issue of Notes and the consummation of the transactions contemplated hereby, and the release of Hawkeye from its obligations under the Hawkeye Note Purchase Agreements, the Hawkeye Notes, the Collateral Indenture and the Mortgage, and all documents and papers relating thereto shall be satisfactory to you and your special counsel, and you and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or as a basis for your special counsel’s closing opinion, all in form and substance satisfactory to you and your special counsel.

4.7.	Legality, Etc.

On the date of the Closing the Notes shall (i) qualify as a legal investment under all applicable laws to which you may be subject (without resort to any basket provisions thereof), and you shall have received such evidence as you may reasonably request to establish compliance with this condition and (ii) not subject you to any penalty or liability under or pursuant to any applicable law or regulation.

4.8.	Private Placement Numbers.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

4.9.	Other Hawkeye Noteholders; Cancellation of Hawkeye Notes.

Each of the other Hawkeye Noteholders shall have surrendered the Hawkeye Notes in the principal amount or amounts respectively held by them in exchange for Notes and all outstanding Hawkeye Notes shall have been cancelled.

4.10.	Surrender and Cancellation of CEI Note.

Hawkeye shall have surrendered the CEI Note to the Company for cancellation.

5.	[INTENTIONALLY OMITTED]

6.	[INTENTIONALLY OMITTED]

7.	PAYMENT, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT OF THE NOTES.

7.1.	Place of Payment.

Subject to Section 7.2 hereof, payments of principal, Make-Whole Premium, if any, and interest becoming due and payable on the Notes shall be made in New York City at the principal office of Citibank, N.A. The Company may at any time thereafter, by notice to each holder of a Note, change the place of payment of the Notes so long as the place of payment shall be either the principal office of the Company in the United States or the principal office of a bank or trust company in the United States.

7.2.	Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 7.1 hereof or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal or Make-Whole Premium, if any, and interest by the method and at the address specified for such purpose below your name in Schedule I, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 7.1 hereof. Without limiting the generality of the foregoing sentence, any such payment made on any date after noon (local time) on such date shall be deemed made on the next following Business Day. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 7.4 hereof. The Company will afford the benefits of this Section 7.2 to any Institutional Investor that is the direct or indirect transferee of any Note exchanged by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 7.2.

7.3.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

7.4.	Transfer and Exchange of Notes.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. Each such new Note delivered after the first Note Payment Date shall have annexed thereto as Schedule A a revised amortization schedule for the Notes giving effect to the installment payments of principal previously made on the Note surrendered in exchange therefor. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by acceptance of a Note registered in its name (or the name of its nominee) shall be deemed to have made the representations set forth in Sections 2.1 and 2.2 in respect of such transferee’s purchase, and the Source, of such Note.

7.5.	Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an Institutional Investor or another holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been previously paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been previously paid thereon. Each such new Note delivered after the first Note Payment Date shall have annexed thereto as Schedule A a revised amortization schedule giving effect to the installment payments of principal previously made on such lost, stolen, destroyed or mutilated Note.

8.	PREPAYMENT OF THE NOTES.

In addition to the payment of the entire unpaid principal amount of the Notes at the final maturity thereof, the Company will make required installment payments on account of the Notes on Note Payment Dates and will make required prepayments in respect of the Notes and may make optional prepayments in respect of the Notes, all as hereinafter provided.

8.1.	Required Prepayments on Note Payment Dates.

On June 30 and December 30 in each year, commencing on June 30, 2008 (each such date being called a “Note Payment Date”) and continuing thereafter to and including the penultimate Note Payment Date (December 30, 2021), the Company will make installment payments on account of the Notes, each consisting of an installment payment of principal and a payment of accrued interest in the aggregate amount set forth in the amortization schedule for the Notes attached as Schedule 8.1 hereto (as the same may from time to time be revised pursuant to Section 8.3 hereof to give effect to any partial prepayment of the Notes pursuant to Section 8.2). Each such installment payment on account of the Notes shall be applied first to the payment in full of accrued interest on the Notes and any balance shall be applied to the prepayment of principal. In the event any such Note Payment Date is not a Business Day, the installment payment due on such Note Payment Date shall be made on the immediately preceding Business Day (with interest being calculated as though the payment were made on the specified Note Payment Date).

8.2.	Optional Prepayment of Notes.

The Company may at any time, upon notice as provided in Section 8.3 hereof, prepay the Notes, in whole or in part (in a minimum principal amount of $10,000,000 and otherwise in multiples of $50,000), at the principal amount being so prepaid, together with interest accrued on such principal amount being prepaid to the date of such prepayment, plus the applicable Make-Whole Premium (if any) for each such Note.

8.3.	Notice of Prepayment.

Notice of each prepayment of Notes pursuant to Section 8.2 hereof shall be given by the Company not less than 20 nor more than 40 days before the date fixed for such prepayment, by giving to each Noteholder an irrevocable notice of prepayment specifying the date of such prepayment (which shall be a Business Day), stating the aggregate principal amount of Notes to be prepaid on such date and the principal amount of the Notes to be prepaid on such date held by the Noteholder to whom such notice is sent, the accrued interest applicable to such prepayment and a preliminary calculation of the Make-Whole Premium for the Notes (calculated as of the date of such notice and setting forth in reasonable detail the calculations used in computing such Make-Whole Premium and including a copy of the source of market data used in determining the Reinvestment Yield). In the case of a prepayment pursuant to Section 8.2 hereof, a written calculation of the Make-Whole Premium for the Notes shall be sent to each holder of Notes to be prepaid two Business Days prior to the prepayment date (setting forth as of such date in reasonable detail the calculations used in computing such Make-Whole Premiums and including a copy of the source of market data used in determining the Reinvestment Yield).

Concurrently with each such notice of any partial prepayment of the Notes pursuant to Section 8.2 hereof, the Company will obtain and deliver to each holder of Notes a new amortization schedule with respect to the Notes showing the respective allocations (as between principal and interest) of installment payments for subsequent Note Payment Dates after giving effect to such prepayment, it being understood that such allocation as between principal and interest for Note Payment Dates prior to the final maturity of the Notes may be determined on an optimized basis, without changing the Remaining Average Life (as such term is defined in Section 8.7 hereof) of all payments prior to the final maturity of the Notes.

8.4.	Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8 the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.	Selection of Notes for Prepayment.

In the case of a partial payment or prepayment of Notes pursuant to Section 8.1 or 8.2 hereof, the principal amount of the Notes to be paid or prepaid, as the case may be, shall be allocated among all Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for payment or prepayment.

8.6.	Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.	Make-Whole Premium.

The term “Make-Whole Premium” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Premium may in no event be less than zero. For the purposes of determining the Make-Whole Premium, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of the Note that is to be prepaid pursuant to Section 8.2 hereof, or has become or is declared to be immediately due and payable pursuant to Section 11.2 hereof.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S.

Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 11.2 hereof.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 hereof, or has become or is declared to be immediately due and payable pursuant to Section 11.2 hereof.

9.	AFFIRMATIVE COVENANTS.

So long as any Notes are outstanding:

9.1.	Ownership of Core Electricity Distribution Business.

The Company shall at all times continue to beneficially own and operate, directly or indirectly, at least fifty-one percent (51%) of the Core Electricity Distribution Business.

9.2.	[Intentionally Omitted].

9.3.	Financial Information.

The Company will deliver or cause to be delivered to each Qualifying Noteholder:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of:

(i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that the filing with the SEC of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 9.3(a);

(b) Annual Statements — as soon as available and in any event within 120 days after the end of each fiscal year of the Company, copies of

(i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that filing with the SEC of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this 9.3(b);

(c) Notice of Potential Default or Event of Default — promptly, and in any event within five days after a Responsible Officer’s becoming aware of the existence of any Potential Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(d) No Default Certificates — simultaneously with the delivery or earliest availability of each set of quarterly and annual financial statements referred to in paragraphs (a) and (b) of this Section 9.3, a certificate of a Responsible Officer stating, to the best knowledge of such Responsible Officer after reasonable inquiry, whether there exists on the date of such certificate any Potential Default or Event of Default, and if any Potential Default or Event of Default exists, specifying the nature and period of existence thereof and what action, if any, the Company has taken, is taking, or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within thirty (30) days after a Responsible Officer’s becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or any ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, or any successor regulations; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, will result, directly or indirectly, in a Material Adverse Effect; and

(f) Requested Information — with reasonable promptness, and in any event within sixty (60) days after such request, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Material Subsidiaries as from time to time may be requested by any Noteholder, to the extent that such data and information relates to the ability of the Company to perform its obligations under this Agreement, the Notes or the Indemnity Letter.

9.4.	[Intentionally Omitted].

9.5.	Inspection.

The Company shall permit each Qualifying Noteholder or their respective representatives: (a) at the expense of such Qualifying Noteholder if the Company is no longer required to make public filings with the SEC under the Securities Exchange Act of 1934, as amended, or (b) at the expense of the Company, if an Event of Default under this Agreement, the Notes or the Indemnity Letter then exists, to visit and inspect any of the offices or properties of the Company or any Material Subsidiary, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Material Subsidiaries), all at such times and as often as may be requested (and subject to the requirement that each such representative sign the Company’s customary confidentiality agreement with respect to any proprietary information sought to be examined or discussed and compliance with the Company’s or any Material Subsidiary’s safety procedures), to the extent that such examinations and discussions relate to the ability of the Company to perform its obligations under this Agreement, the Notes or the Indemnity Letter.

9.6.	Compliance with Laws.

The Company will and will cause each of its Material Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Requirements, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or except where the failure to comply will not result, directly or indirectly, in a Material Adverse Effect.

9.7.	Priority of Obligations.

The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank pari passu, without preference or priority, with all other senior unsecured and unsubordinated Indebtedness of the Company.

9.8.	Maintenance of Properties.

The Company will and will cause each of its Material Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that subject to the provisions of Section 9.1 hereof, this Section 9.8 shall not prevent the Company or any Material Subsidiary from disposing of or discontinuing the operation and maintenance of any of its properties if such disposition or discontinuance is desirable in the conduct of its business and the Company has concluded that such disposition or discontinuance will not, directly or indirectly and individually or in the aggregate, result in a Material Adverse Effect.

9.9.	Payment of Taxes and Claims.

The Company will and will cause each of its Material Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Material Subsidiary, provided that neither the Company nor any Material Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Material Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Material Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Material Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies or claims in the aggregate will not, directly or indirectly, result in a Material Adverse Effect.

9.10.	Corporate Existence, Etc.

Subject to Section 10.1, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 9.1 and 10.1, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Material Subsidiaries and all rights and franchises of the Company and its Material Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise will not, directly or indirectly and individually or in the aggregate, result in a Material Adverse Effect.

9.11.	Transaction Expenses, Etc.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable fees of your special counsel and, if reasonably required, special New Hampshire counsel) incurred by you and each other Noteholder in connection with such transactions, and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the Indemnity Letter (whether or not such amendment, waiver or consent becomes effective), including without limitation: (a) all filing and recording fees and taxes and title insurance provisions in connection with the release of any lien granted pursuant to the Collateral Indenture and the termination of any of the Hawkeye Documents (as defined in the Master Termination Agreement), (b) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes and the Indemnity Letter or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes and the Indemnity Letter and (c) the costs and expenses, including financial advisors’ fees, incurred in connection with a recapitalization of the Company or the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated by this Agreement, the Notes and the Indemnity Letter. Without limiting the generality of the foregoing the Company will also pay all reasonable costs and expenses incurred by any Qualifying Noteholder in connection with the exercise of inspection rights pursuant to Section 9.5 hereof during the existence of an Event of Default or Potential Default and all reasonable costs and expenses incurred by you and each other Noteholder in connection with any merger or consolidation of the Company or any Material Subsidiary pursuant to Section 10.1 hereof. The Company shall not, in connection with any of the matters described in this Section 9.11, be liable for the fees and disbursements of more than one separate special counsel firm, and one separate local counsel as reasonably required, unless you or one or more Noteholders under this Agreement or other Noteholders reasonably determine that your or its or their interests as a Noteholder differ from the interests of other Noteholders so as to require separate legal advice. The Company agrees to pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

In furtherance of the foregoing, on the date of the Closing the Company will pay or cause to be paid the reasonable fees and disbursements and other charges of your special counsel referred to in Section 4.1 hereof which are reflected in the statement of such special counsel submitted to the Company on or before the date of the Closing. The Company will also pay, promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements and other charges of such special counsel in connection with the transactions hereby contemplated (including disbursements and other charges unposted as of the date of the Closing to the extent such disbursements and other charges exceed estimated amounts previously paid).

The obligations of the Company under this Section 9.11 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

9.12.	Confirmation of Indemnification and Guaranty Obligations.

The Company hereby agrees and confirms that (A) the indemnification provisions contained in Section 12 of the Agreement for Lease and Section 11 of the Lease (the “Indemnification Provisions”) are in full force and effect on the date hereof and shall survive the termination of the Agreement for Lease and the Lease pursuant to the Master Termination Agreement, and (B) the covenants, obligations and agreements of the Company under the Guaranty to perform in full the Indemnification Provisions and to duly and punctually pay any amounts which shall be due and owing to the Indemnified Persons (as such term is defined in the Agreement for Lease and the Lease) pursuant thereto are in full force and effect as of the date hereof and shall remain in full force and effect after giving effect to the termination of the Guaranty pursuant to the Master Termination Agreement.

10.	NEGATIVE COVENANTS.

Until the Notes have been paid in full the Company will not, and will not permit any Material Subsidiary to:

10.1.	Mergers and Consolidations.

Directly or indirectly merge into or consolidate with any Person, except that:

(a) any Material Subsidiary may merge into or consolidate with any other Material Subsidiary (including any Subsidiary that becomes a Material Subsidiary in connection with such merger or consolidation); and

(b) any Material Subsidiary may merge into or consolidate with the Company, and the Company or any Material Subsidiary may merge into or consolidate with any other Person;

provided that in each case, immediately after giving effect thereto, (i) no Event of Default shall occur and be continuing, (ii) in the case of any merger or consolidation to which the Company is not a party, either (A) a Subsidiary of the Company shall be the continuing or surviving Person or (B) such merger or consolidation will not impair the ability of the Company to perform its obligations under this Agreement, the Notes and the Indemnity Letter, and (iii) in the case of any such merger or consolidation to which the Company is a party, either (A) the Company is the continuing or surviving Person or (B) if the Company is not the continuing or surviving Person: (I) the continuing or surviving Person shall be a corporation, partnership or limited liability company that is duly formed and validly existing under the laws of the United States, a State thereof or the District of Columbia, (II) the continuing or surviving Person shall assume, by execution and delivery of instruments reasonably satisfactory to the Required Noteholders, the obligations of the Company under this Agreement, the Notes and the Indemnity Letter and shall become successor to the Company for purposes of this Agreement, the Notes and the Indemnity Letter and (III) the continuing or surviving Person shall deliver to the Noteholders an opinion of counsel of such continuing or surviving Person, in form and substance reasonably satisfactory to the Required Noteholders, with respect to the enforceability of the assumption of this Agreement, the Notes and the Indemnity Letter by such continuing or surviving Person.

10.2.	Consolidated Debt to Consolidated Capital.

Permit Consolidated Debt to exceed sixty-seven and one-half percent (67.5%) of Consolidated Capital.

11.	DEFAULTS; REMEDIES.

11.1.	Events of Default.

The occurrence of one or more of the following events shall constitute an “Event of Default” under this Agreement:

(a) the Company defaults in the payment of any principal or Make-Whole Premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note or any other amount due hereunder or under the Indemnity Letter for more than five Business Days after the same becomes due and payable; or

(c) (i) the Company shall fail to perform or observe (1) any term, covenant or agreement contained in Sections 9, 10 or 11.3 hereof, and in the case of a default arising under Section 9.3(a), 9.3(b) or 9.5(a) hereof, such default shall continue for thirty (30) days after written notice thereof shall have been given to the Company by any Noteholder, or (2) any other term, covenant or agreement contained in this Agreement, the Notes or the Indemnity Letter on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by any Noteholder; or

(ii) any representation or warranty made or deemed made by or on behalf of the Company in this Agreement, or in any certificate, financial statement or other document delivered pursuant hereto, shall be false or misleading in any material respect on any date as of which made or deemed made or shall be breached in any material respect and such breach shall continue for thirty (30) days after written notice thereof shall have been given to the Company by any Noteholder; or

(d) a default or event of default by the Company or any of its Material Subsidiaries shall occur, the effect of which is that the holder or holders of any Indebtedness of the Company or any such Material Subsidiary having a then outstanding principal balance in excess of $100,000,000, causes or declares such Indebtedness of the Company or any such Material Subsidiary to become due prior to its stated maturity under the provisions of any agreement or agreements pursuant to which such Indebtedness was created; or

(e) the Company or any of its Material Subsidiaries shall default in any payment of principal of or interest on any Indebtedness of the Company or any such Material Subsidiary having a then outstanding principal balance in excess of $100,000,000, beyond the period of grace, if any, under the provisions of any instrument or instruments or agreement or agreements pursuant to which such Indebtedness was created; or

(f) any final judgment or judgments for the payment of money in excess of $100,000,000 in the aggregate shall be rendered against the Company or any of its Material Subsidiaries by any court of competent jurisdiction and the same shall remain undischarged for a period of thirty (30) days from the date such payment is due, during which execution of such judgment or judgments shall not be effectively stayed; or

(g) The entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or of any substantial part of the Company’s property, or ordering the winding up or liquidation of the Company’s affairs, in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and such decree or order remains unstayed and in effect for sixty (60) consecutive days; or the commencement against the Company of an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and the continuance of any such case unstayed and in effect for a period of sixty (60) consecutive days; or

(h) The Company’s insolvency (however evidenced), or the Company’s admission of insolvency or bankruptcy, or the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by the Company to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of the Company’s property, or the making by the

Company of an assignment for the benefit of creditors, or the failure of the Company generally to pay its debts as such debts become due, or the taking of corporate action by the Company in furtherance of any such action.

11.2.	Default Remedies.

(a) Acceleration. If an Event of Default described in clause (a) or (b) of Section 11.1 hereof shall occur and be continuing with respect to any Note, the holder of such Note may by notice in writing to the Company declare the unpaid principal amount of such Note and all interest accrued and unpaid thereon, and any unpaid premium thereon, together with the then applicable Make-Whole Premium, to be, and such amount shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. If an Event of Default, including without limitation an Event of Default described in clause (a) or (b) of Section 11.1 hereof, shall occur and be continuing (unless there shall have occurred an Event of Default under clause (g) or (h) of Section 11.1 hereof in which case the entire unpaid principal amount of all Notes, together with all interest accrued and unpaid thereon, and any unpaid premium thereon, together with the applicable Make-Whole Premium for the Notes, shall automatically become due and payable), the Required Holders may, by notice in writing to the Company, declare the entire unpaid principal amount of all Notes and all interest accrued and unpaid thereon, and any unpaid premium thereon, together with the applicable Make-Whole Premium for the Notes, to be, and the same shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from prepayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Premium by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default is intended to provide compensation for the deprivation of such right under such circumstances.

(b) Other Remedies. If an Event of Default has occurred and is continuing, and irrespective of whether the Notes have become or have been declared immediately due and payable under Section 11.2(a) hereof, each Noteholder may proceed to protect and enforce such holder’s rights by suit in equity, action at law or other appropriate proceeding of or for specific performance of, or for any injunction against violation of, any covenant or provision contained in the Notes or herein or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

(c) Rescission. At any time after any Notes have been declared due and payable pursuant to Section 11.2(a) of this Agreement (other than by reason of an Event of Default under clause (g) or (h) of Section 11.1 hereof), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (i) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Premium, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Premium, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate for the Notes, (ii) all Events of Default and Potential Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 13.5 hereof, and (iii) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 11.2(c) will extend to or affect any subsequent Event of Default or Potential Default or impair any right consequent thereon.

(d) No Waivers or Election of Remedies; Expenses; Etc. No course of dealing between the Company and any Noteholder nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right. If the Company fails to pay when due the principal of or interest or Make-Whole Premium on any Note, or fails to comply with any other provision of this Agreement, the Notes or the Indemnity Letter, the Company will pay to the holder of such Note such further amounts as shall be sufficient to cover the cost and expenses, including but not limited to reasonable attorneys’ fees, incurred by such holder in collecting any sums due on such Note or in otherwise enforcing any of such holder’s rights under this Agreement, the Notes or the Indemnity Letter.

11.3.	Notice of Default.

If any Noteholder shall demand payment because of, or take any other action of which the Company shall have knowledge in respect of, an alleged Event of Default, or if the Company acquires knowledge of any Potential Default or Event of Default, the Company shall forthwith give written notice, specifying the nature of such Potential Default or Event of Default and any such action, to each holder of the Notes at the time outstanding.

12.	INTERPRETATION OF THIS AGREEMENT.

12.1.	Terms Defined.

Unless the context otherwise specifies or requires, each term defined in this Section 12.1 shall, when used in this Agreement, have the meaning indicated. To the extent that certain of the terms defined in this Agreement are defined by cross-reference to documents which may not be in full force and effect during the entire term of this Agreement, the definitions contained in the documents shall be and remain effective for purposes of implementing this Agreement during the term of this Agreement.

“Affiliate” of any Person means any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement for Lease” is defined in the Background paragraphs hereof.

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Bill of Sale” is defined in Section 4.4(c) hereof.

“Business Day” means a day on which banks are not required or authorized by law or executive order to close in New York City.

“Closing” is defined in Section 1.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral Indenture” is defined in the Background paragraphs hereof.

“Company” is defined in the initial paragraph hereof.

“Consolidated Capital” means, at any date, the sum of (i) Consolidated Debt at such date and (ii) consolidated shareholder equity of the Company and its Consolidated Subsidiaries determined at such date in accordance with GAAP.

“Consolidated Debt” means all Indebtedness of the Company and its Consolidated Subsidiaries determined (without duplication) on a consolidated basis.

“Consolidated Subsidiaries” means, at any date, all Subsidiaries of the Company the accounts of which would be consolidated with those of the Company in its consolidated financial statements in accordance with GAAP if such statements were prepared as of such date.

“Contaminant” means any pollutant or substance that is or may be harmful to human health, natural resources or the environment and any hazardous substance, radioactive substance, hazardous material, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, industrial waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs or any hazardous or toxic constituent thereof defined as such or, regulated under Environmental Requirements as harmful to human health, natural resources or the environment.

“Core Electricity Distribution Business” means the electricity distribution business of Consolidated Edison Company of New York, Inc. in New York City, viewed as a whole as of the date hereof.

“Deeds” is defined in the Background paragraphs hereof.

“Default Rate” means for any Note, that rate of interest that is the greater of (a) 2% above the interest rate then borne by such Note and (b) 2% over the rate of interest publicly announced from time to time by Citibank, N.A. in New York City as its “prime” or “base” rate.

“Dollars” or “$” means the lawful currency of the United States of America and, in relation to any amount to be advanced or paid hereunder, funds having same day or immediate value.

“Environmental Requirements” means all applicable federal, state, local and foreign laws (including duties under the common law), statutes, codes, ordinances, rules, regulations, directives, binding policies, permits, authorizations or orders relating to or addressing the environment, natural resources or human health, including, but not limited to, any law, statute, code, ordinance, rule, regulation, directive, binding policy, permit, authorization or order relating to (a) the use, handling, disposal, Release or threatened Release of any Contaminant or (b) worker health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means the Company, any Subsidiary and any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Event of Default” is defined in Section 11.1 hereof.

“Facility” is defined in the Background paragraphs hereof.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means any agency, department, court or other administrative, legislative or regulatory authority of any federal, state, local or foreign governmental body.

“Guaranty” is defined in the Background paragraphs hereof.

“Hawkeye” is defined in the Background paragraphs hereof.

“Hawkeye Note Purchase Agreements” is defined in the Background paragraphs hereof.

“Hawkeye Noteholder” and “Hawkeye Noteholders” is defined in the initial paragraph hereof.

“Hawkeye Notes” is defined in the Background paragraphs hereof.

“Indebtedness” means, for any Person, without duplication, (i) all obligations of such Person for borrowed money or under any lease which, in either case, is recognized as debt on the balance sheet of such Person in accordance with GAAP, (ii) all obligations of such Person to pay the deferred purchase price of property or services, including any such obligations created under or arising out of any conditional sale or other title retention agreement (other than property and services obtained in the ordinary course of business or operations), (iii) all non-contingent obligations of such Person under reimbursement or similar agreements with respect to the issuance of letters of credit and (iv) all obligations of any other Person of the type specified in clause (i), (ii) or (iii) above, (A) the payment or collection of which such Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business), (B) in respect of which such Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss, or (C) is secured by any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person; provided, however, that Indebtedness shall not include Non-Recourse Debt (including, without limitation, Securitized Debt).

“Indemnity Letter” is defined in Section 4.4(g) hereof.

“Institutional Investor” means (a) any original purchaser of a Note (including one or more of its Affiliates) and (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any registered investment company, any insurance company, any broker or dealer, or any other similar financial institution, regardless of legal form.

“Lease” is defined in the Background paragraphs hereof.

“Legal Requirement” means all laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereinafter enacted, made or issued, whether or not presently contemplated, and all agreements, covenants, conditions and restrictions, applicable to this Agreement and the issuance of the Notes.

“Lessee” is defined in the Background paragraphs hereof.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Make-Whole Premium” is defined in Section 8.7 hereof.

“Master Termination Agreement” is defined in Section 4.4(e) hereof.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means (a) the total common shareholders equity of the Company and its subsidiaries as determined on a consolidated basis and as reflected in accordance with GAAP on the Company’s then most recent Financial Statements shall fall below $4,160,510,000, or (b) the Noteholders shall become, by virtue of the transactions or activities contemplated by this Agreement, the Notes and the Indemnity Letter, subject to financial, rate or other similar regulation as, a public utility, or an electric utility or a public utility holding company under a Legal Requirement (including any Legal Requirement (i) under the Energy Policy Act of 2005, as amended, (ii) imposed by any state or local public utility commission or other similar regulatory body, authority or group having jurisdiction any such transactions or activities or (iii) under the Federal Power Act, as amended).

“Material Subsidiary” means any Subsidiary with shareholders’ equity for financial reporting purposes in excess of $500,000,000.

“Merrill” is defined in the Background paragraphs hereof.

“Merrill Leasing” is defined in the Background paragraphs hereof.

“Merrill Shortfall Letter” is defined in the Background paragraphs hereof.

“Mortgage” is defined in the Background paragraphs hereof.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Non-Recourse Debt” means, for any Person, obligations of such Person of the type specified in clauses (i)-(iv) of the definition of “Indebtedness” (not exceeding the cost of the acquisition, construction or creation of the relevant asset, project or property) incurred or existing in connection with the financing or refinancing of any asset, project or property, the repayment of which obligations is to be made from the revenues arising out of, or other proceeds of realization from, the acquired or created asset, project or property, with recourse to those revenues and proceeds and assets forming the subject matter of such asset, project or property (including, without limitation, insurance contracts and shares or other rights of ownership in the entity(ies) which own the relevant assets, projects or properties) and other assets and properties ancillary thereto but without recourse to any other asset or property or otherwise to such Person; provided that recourse liability shall not be deemed to exist by reason of normal and customary sponsor support arrangements.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Noteholder” or “holder” of any Note means the Person in whose name a Note is registered in accordance with Section 7.3 hereof.

“Note Payment Date” is defined in Section 8.1 hereof.

“Notes” is defined in Section 1.1 hereof.

“Officer’s Certificate” means as to any Person, a certificate of a senior financial officer or senior accounting officer of such Person of whose responsibilities extend to the subject matter of such certificate.

“Omnibus Assignment and Assumption Agreement” is defined in Section 4.4(a) hereof.

“Operating Account” has the meaning specified in the Collateral Indenture.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor thereto.

“Person” means any corporation, limited liability company, natural person, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” has the meaning specified in the Background paragraphs hereof.

“Potential Default” means an event which, with notice or lapse of time or both, would constitute an Event of Default.

“Project” has the meaning specified in the Background paragraphs hereof.

“Purchase” is defined in the initial paragraph hereof.

“Purchase Option Notice” is defined in the initial paragraph hereof.

“Qualifying Noteholder” means (a) each Noteholder party to this Agreement and any of its Affiliates and (b) any other Noteholder that (i) is an Institutional Investor (or a controlled Affiliate of an Institutional Investor) or (ii) holds (together with its Affiliates) at least 2.5% of the unpaid principal amount of the Notes at the time outstanding.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, surface water, groundwater, or any structure.

“Required Holders” means at any time one or more Noteholders holding at least 66  2/3% of the unpaid principal amount of the Notes at the time outstanding (exclusive of Notes then held by the Company or any of its respective Affiliates).

“Responsible Officer” means the General Counsel or a Senior Financial Officer of the Company.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitized Debt” means, for any Person, obligations of such Person of the type specified in clauses (i)-(iv) of the definition of “Indebtedness” secured by a Lien on one or more assets or rights to receive revenues, in each case in respect of Stranded Costs (or related items) of such Person where the holders of such obligations do not have recourse to any other assets, properties or rights of such Person to receive revenue, in each case in respect of Stranded Costs (or related items) of such Person.

“Senior Financial Officer” means the Chief Financial Officer, Treasurer or Controller of the Company.

“Stranded Costs” means (i) charges in respect of prior utility investments or commitments in fossil-fueled and nuclear generating plants or operations, (ii) commitments for decommissioning fossil-fueled and nuclear generating plants or operations, (iii) charges with respect to contracts with non-utility generators for electric power and energy, (iv) charges in respect of prior utility investments or commitments in steam systems or operations and (v) charges with respect to contracts with non-utility steam suppliers.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, or other entity of which more than 50% of the outstanding capital stock or other ownership interest (irrespective of whether or not at the time capital stock or other equity interest of any other class or classes of such corporation, partnership, joint venture, or other entity shall or might have voting power upon the happening of any contingency) is at the time owned directly or indirectly by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Trustee” is defined in the Background paragraphs hereof.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

13.	MISCELLANEOUS.

13.1.	Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any holder or its nominee, to such holder or nominee at the address specified for such communications in Schedule I, or at such other address as such holder or nominee shall have specified to the Company in writing, or

(ii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 13.1 will be deemed given only when actually received.

13.2.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

13.3.	Survival.

All covenants, agreements, representations and warranties made by the Company herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall survive the delivery of the Notes regardless of any investigation made by any Noteholder or on its behalf. All statements in any such certificate or other instrument executed and delivered by the Company shall constitute warranties and representations by the Company.

13.4.	Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. The provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of any of the Notes, and shall be enforceable by any such holder.

13.5.	Amendment and Waiver.

(a) Requirements. A provision in this Agreement or in the Notes may be amended, and compliance with any covenant or provision herein set forth may be omitted or waived, if (and only if) the Company shall obtain consent in writing from the Required Holders to such amendment, omission or waiver, provided that (i) no amendment or waiver of any of the provisions of Section 1.1, 1.2, 2, 3 or 4 hereof, or any defined term (as it is used therein), will be effective as to any Noteholder unless consented to by such Noteholder in writing and (ii) without the consent of the holder of each Note, no such consent shall (x) subject to the provisions of Section 11 hereof relating to acceleration or rescission, change the amount or dates of any payment or prepayment of principal due upon any of the Notes or change the rate or the time of payment of interest or premium on any Note or the method of determination of the Make-Whole Premium, (y) change the percentage of Notes the holders of which are required to approve any such amendment or effectuate any such waiver or (z) amend the provisions of this Section 13.5. Any consent may be given subject to satisfaction of conditions stated therein.

(b) Solicitation of Noteholders. The Company will not make any solicitation or request of, or negotiate with, any Person for or with respect to any proposed waiver, consent or amendment of any of the provisions of this Agreement, the Notes or the Indemnity Letter unless each Person (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fees or otherwise, to any Person as consideration for or as an inducement to such Person entering into any waiver or amendment of any of the provisions of this Agreement, the Notes or the Indemnity Letter unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding (whether or not such Persons enter into such waiver, consent or amendment).

(c) Binding Effect. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 13.5 shall be delivered by the Company to each Noteholder forthwith following the date on which the same shall have been executed and delivered by or with the approval of the requisite holders of outstanding Notes. Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them and upon each future holder of any Notes and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

(d) Notes Held by the Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the unpaid principal amount of Notes then outstanding have approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or the Indemnity Letter, or have directed the taking of any action provided herein, in the Notes or the Indemnity Letter to be taken upon the direction of the holders of a specified percentage of the unpaid principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

13.6.	Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive in personam jurisdiction of any New York State or Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the Indemnity Letter. To the fullest extent it may effectively do so under applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (a) above, by sending a copy thereof by any commercial delivery service or by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Company and any other notice parties specified in or designated pursuant to Section 13.1 hereof. The Company agrees that such service upon receipt (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any commercial delivery service.

(c) Nothing in this Section 13.6 shall affect the right of any Noteholder to serve process in any manner permitted by law, or limit any right that the Noteholders may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE COMPANY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, THE INDEMNITY LETTER OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

13.7.	Governing Law.

This Agreement and the Notes shall be governed by and construed in accordance with New York law, without regard to principles of conflicts of laws.

13.8.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

13.9.	Confidentiality.

For the purposes of this Section 13.9, “Confidential Information” means information delivered to any Noteholder by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Noteholder as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Noteholder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Noteholder or any person acting on such Noteholder’s behalf, (c) otherwise becomes known to such Noteholder other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Noteholder under Section 3.6 that are otherwise publicly available. Each Noteholder will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Noteholder in good faith to protect confidential information of third parties delivered to such Noteholder, provided that such Noteholder may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 13.9, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 13.9), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 13.9), (vi) any federal or state regulatory authority having jurisdiction over such Noteholder, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Noteholder’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Noteholder, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Noteholder is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Noteholder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Noteholder’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 13.9 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 13.9.

[Signature Pages Follow]

If this Agreement is satisfactory to you, please so indicate by signing the acceptance form in a counterpart of this Agreement and return such counterpart to the Company whereupon this Agreement will become binding between you and the Company as of the date first above written.

Very truly yours,

CONSOLIDATED EDISON, INC.

By	/s/ Robert Hoglund
Name:	Robert Hoglund
Title:	Senior Vice President and Chief Financial Officer

Accepted and agreed to as of the date hereof

[NOTEHOLDERS]

Accepted and agreed to as of the date hereof

MONUMENTAL LIFE INSURANCE COMPANY

By	/s/ Frederick B. Howard
	Name:	Frederick B. Howard
	Title:	Vice President

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

NEW YORK LIFE INSURANCE COMPANY

By	/s/ Stuart Ashton
	Name:	Stuart Ashton
	Title:	Corporate Vice President

Accepted and agreed to as of the date hereof

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By	NEW YORK LIFE INVESTMENT MANAGEMENT LLC, its Investment Manager

By	/s/ Stuart Ashton
	Name:	Stuart Ashton
	Title:	Director

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

AIG LIFE INSURANCE COMPANY

AMERICAN INTERNATIONAL LIFE ASSURANCE

    COMPANY OF NEW YORK

AMERICAN GENERAL LIFE AND ACCIDENT

    INSURANCE COMPANY

SUNAMERICA LIFE INSURANCE COMPANY

AIG ANNUITY INSURANCE COMPANY (FORMERLY

    AMERICAN GENERAL ANNUITY INSURANCE COMPANY

BY:	AIG GLOBAL INVESTMENT CORP., INVESTMENT ADVISER

By:	/s/ Victoria Y. Chin
Name: Victoria Y. Chin
Title: Vice President

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Howard Stern
Name: Howard Stern
Title: Its Authorized Representative

Accepted and agreed to as of the date hereof

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY for its Group Annuity Separate Account

By:	/s/ Howard Stern
Name: Howard Stern
Title: Its Authorized Representative

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

PRUDENTIAL RETIREMENT GUARANTEED COST BUSINESS TRUST

By	PRUDENTIAL INVESTMENT MANAGEMENT, INC. as investment manager

	By:	/s/ Ric E. Abel
Name: Ric E. Abel
Title: Vice President

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	CIGNA INVESTMENTS, INC.

	By:	/s/ Leonard Mazlish
Name: Leonard Mazlish
Title: Managing Director

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Elizabeth Schulz
	Name:	Elizabeth Schulz
	Title:	Director – Private Placements

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

JOHN HANCOCK LIFE INSURANCE COMPANY

By:	/s/ Carl F. Knowlton
	Name:	Carl F. Knowlton
	Title:	Managing Director

Accepted and agreed to as of the date hereof

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By:	/s/ Carl F. Knowlton
	Name:	Carl F. Knowlton
	Title:	Authorized Signatory

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

ENSIGN PEAK ADVISORS

By:	/s/ Brooks Bethers
	Name:	Brooks Bethers
	Title:	Vice President

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

ALLSTATE LIFE INSURANCE COMPANY

By:	/s/ John W. Kunkle
	Name:	John W. Kunkle
	Title:	Authorized Signatory

By:	/s/ Allen Dick
	Name:	Allen Dick
	Title:	Authorized Signatory

Accepted and agreed to as of the date hereof

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ John W. Kunkle
	Name:	John W. Kunkle
	Title:	Authorized Signatory

By:	/s/ Allen Dick
	Name:	Allen Dick
	Title:	Authorized Signatory

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

HARTFORD LIFE INSURANCE COMPANY
By:	Hartford Investment Management Company
Its Agent and Attorney-in-Fact

	By:	/s/ Matthew J. Poznar
		Name:	Matthew J. Poznar
		Title:	Senior Vice President

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Barry Scheinholtz
	Name:	Barry Scheinholtz
	Title:	Senior Director, Private Placements

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

THE PENN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Chris Beaulieu
	Name:	Chris Beaulieu
	Title:	Portfolio Manager

Accepted and agreed to as of the date hereof

THE PENN INSURANCE AND ANNUITY COMPANY

By:	/s/ Chris Beaulieu
	Name:	Chris Beaulieu
	Title:	Portfolio Manager

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

WOODMEN OF THE WORLD LIFE INSURANCE SOCIETY

By:	/s/ James J. Stolze
	Name:	James J. Stolze
	Title:	Assistant Vice President

By:	/s/ Robert T. Maher
	Name:	Robert T. Maher
	Title:	Vice President

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

AVIVA LIFE AND ANNUITY COMPANY
(f/k/a AMERUS LIFE INSURANCE COMPANY)

By:	/s/ Roger D. Fors
	Name:	Roger D. Fors
	Title:	VP-Private Placements

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

COUNTRY LIFE INSURANCE COMPANY

By:	/s/ John Jacobs
Name: John Jacobs
Title: Director – Fixed Income

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

OHIO NATIONAL LIFE ASSURANCE COMPANY

By:	/s/ Jed R. Martin
Name: Jed R. Martin
Title: Vice President, Private Placements

Note Assumption and Exchange Agreement

Accepted and agreed to as of the date hereof

BENEFICIAL LIFE INSURANCE COMPANY

By:	/s/ I. Ned Iverson
Name: I. Ned Iverson
Title: Managing Director of Investments

Note Assumption and Exchange Agreement